Exhibit 23.1

333 City Blvd W 3rd Floor Orange, CA 92868 Phone (714)-820-3316 Fax (714)-333-4992

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Registration Statement on Form S-1 of Bitech Technologies Corporation. (the “Company”), of our report dated March 31, 2024 except Note 5 dated October 21, 2024, relating to the consolidated financial statements of the Company as of December 31, 2023 and 2022, which reports include an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Fortune CPA, Inc.

Orange, CA

January 15 , 2025